 Exhibit 99.1

For Immediate Release:

Contact: Peerless Systems Corporation Timothy E. Brog Chief Executive Officer 203-350-0040

Peerless Systems Agrees to Acquire 80% of Deer Valley Corporation

Stamford, Connecticut September 3, 2014 — Peerless Systems Corporation (Nasdaq: PRLS) announced today that it has entered into a definitive Stock Purchase Agreement (“SPA”) with Vicis Capital Master Fund (“Vicis”) and Deer Valley Corporation (OTC: DVLY) pursuant to which it will acquire 80% of the outstanding common stock of Deer Valley Corporation (“Deer Valley”). Consummation of the transaction is expected to occur prior to September 30, 2014, and is contingent upon satisfaction of customary closing conditions and consents.

Deer Valley, through its wholly owned subsidiaries Deer Valley Homebuilders, Inc., Deer Valley Financial Corp (“DVFC”) and Deer Valley Home Repair Services, Inc., designs and manufactures factory built homes, provides dealer inventory-secured financing for its factory built homes and provides warranty and repair services for its factory built homes. Deer Valley’s manufacturing plant located in Guin, Alabama, produces homes which are marketed in 14 states through a network of independent dealers, builders, developers and government agencies located primarily in the southeastern and south central regions of the United States. Inventory-secured loan financing is offered to qualified retail dealers and developers, through DVFC, for homes Deer Valley produces.

After a long and exhaustive search Peerless believes it has found the right company, at the right time in the housing cycle and at the right price. The trailing twelve months revenue and unadjusted EBITDA for the period ended June 28, 2014 for Deer Valley is approximately $29.4 million and $1.3 million, respectively. The book value of Deer Valley as of June 28, 2014 was $9.7 million.

“The acquisition of Deer Valley is a key part of our strategy to maximize shareholders’ value. We have been disciplined in our pursuit of acquiring a new business for quite some time. We are pleased to have this opportunity to acquire Deer Valley at a fair valuation. We also believe that Deer Valley is well positioned to benefit from the recovery of the manufactured home industry in the coming years. We look forward to a successful outcome of this acquisition,” said Timothy E. Brog, Chairman and Chief Executive Officer of Peerless.

The Transaction

Under the terms of the SPA, Peerless Systems Corporation (“Peerless”) will acquire 12,310,458 shares of Deer Valley common stock (“Common Stock”) from Vicis for $3,600,000 and 126,000 shares of Common Stock from Deer Valley for $81,900 representing 79.93% and .8% of the issued and outstanding shares of Common Stock, respectively.

Terms of Closing

The closing of the acquisition is subject to customary closing conditions, including, among other things, the receipt of certain consents related to the change of control of Deer Valley, the performance of certain covenants set forth in the SPA and entering into employment agreements with certain individuals. This transaction does not require a vote of Peerless or Deer Valley shareholders.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the SPA which has been filed with the SEC.

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets. Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, or through other investment opportunities. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2014 Annual Report on Form 10-K filed with the SEC on April 30, 2014.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.